Exhibit 99.1

Raptor Pharmaceutical Provides Financial and
Clinical Program Updates

Enrollment in Pivotal Phase 3 Clinical Trial in Cystinosis on Schedule for
Completion in Q4 2010 with Results Expected Q1 2011

Phase 2 Clinical Trial in Huntington’s Disease to
Commence Enrollment in September

Novato, California, August 24, 2010 – Raptor Pharmaceutical Corp. (“Raptor” or the “Company”) (NASDAQ: RPTP), provides updates on timelines related to its clinical programs including the pivotal Phase 3 clinical trial of its proprietary delayed-release oral formulation of cysteamine bitartrate (“DR Cysteamine”) in patients with nephropathic cystinosis (“cystinosis”).

Financial Updates and Guidance

As of August 24, 2010, the Company has approximately $17.2 million in cash and cash equivalents taking into account approximately $14 million of proceeds, net of placement agent fees and expenses, the Company received in a private placement financing which closed on August 12, 2010.  The Company anticipates that its cash and cash equivalents will support planned operations and its planned clinical development programs, as described below, into December 2011.

Cystinosis

Raptor’s cystinosis program remains the highest priority for the Company.  “Over the next 18 months, the majority of the Company’s resources will be devoted to completing what we believe will be the final development phase of this program,” said Christopher M. Starr, Ph.D., CEO of Raptor. “Anticipating the successful completion of our ongoing Phase 3 clinical trial in 2010 and NDA submission in 2011, we are building the commercial infrastructure in our anticipation of a commercial launch in 2012.”

In November 2009, Raptor completed its Phase 2b clinical trial of DR Cysteamine in cystinosis. DR Cysteamine demonstrated improved tolerability and the potential to reduce total daily dosage and administration frequency compared to immediate-release cysteamine bitartrate.

On June 28, 2010, Raptor enrolled the first patient in its pivotal Phase 3 clinical trial in cystinosis.  This trial is designed as a randomized, crossover, outpatient study of the safety, tolerability, pharmacokinetics (“PK”) and pharmacodynamics (“PD”) of DR Cysteamine compared to immediate-release cysteamine bitartrate in cystinosis patients. The study is being conducted at nine centers: four in the US, including Emory University, Children’s Memorial Hospital at Northwestern University, Stanford University, and Texas Children’s Hospital at Baylor University; and five in the EU including in Hopital Necker-Enfants Malades and Hopital Robert Debré in Paris, Hospices Civils de Lyon in Lyon, France, Centre Hospitalier Universitaire in Montpellier, France and Radboud University Medical Center in Nijmegen, The Netherlands.

 “We are very excited to have begun this study and are pleased with the patient support and initial rate of enrollment we are seeing at our sites,” said Craig Langman, M.D., the Isaac A. Abt, M.D., Professor of Kidney Diseases at Feinberg School of Medicine, Northwestern University in Chicago and Principal Investigator of the Phase 3 clinical trial. “We currently have three US sites enrolling patients and a fourth to commence early next month. Our European sites will begin enrolling patients by mid-September”.

The Company expects to complete patient enrollment in the next few months and anticipates that all patients will have completed the treatment period by the end of the year. The treatment period for each of the anticipated 30 patients in the clinical trial is a total of 9 weeks and all patients will continue on DR Cysteamine in an extension study following the treatment period.

If the results from this trial are successful, Raptor anticipates filing an NDA for DR Cysteamine in cystinosis in mid-2011 and is planning a concurrent filing with the EMA for registration in the EU.

Huntington’s Disease

Raptor anticipates that the Phase 2 study using DR Cysteamine in 96 Huntington’s Disease patients will start in the third quarter of 2010.  The Phase 2 clinical trial will be conducted under a previously announced collaboration agreement with The Centre Hospitalier Universitaire d’Angers (“CHU d’Angers”) of Angers, France.  Clinical expenses of the study will be covered by a grant from the French government.

Under the collaboration agreement between the Company and CHU d’Angers, Raptor will supply the DR Cysteamine study drug and will retain commercial rights to the clinical trial results.  This Phase 2 trial was contemplated based on encouraging preclinical results reported by Institut Curie, CNRS and INSERM scientists that cysteamine prevents death of neurons and increases levels of a brain growth factor called brain-derived neurotrophic factor (“BDNF”) in Huntington’s Disease models. Reduced levels of BDNF in the brain have been widely reported to be important in the clinical development of Huntington’s Disease.

In addition to intellectual property licensed from University of California, San Diego (“UCSD”) related to its DR Cysteamine programs, Raptor holds exclusive worldwide licenses to Huntington’s Disease related intellectual property from the Weizmann Institute of Science in Israel and Japan’s Niigata University.

Non-Alcoholic Steatohepatitis (“NASH”)

Raptor’s management views its DR Cysteamine development program in NASH as an exciting opportunity based on both its potential market size and the possibility of creating partnering relationships. Following encouraging results from its Phase 2a clinical trial of DR Cysteamine in juvenile NASH patients, reported earlier this year, Raptor is moving its NASH program forward in anticipation of a future Phase 2b clinical trial.

In the next six months, the Company will be developing a commercial-ready formulation for this potential indication, designed as a delayed-release, coated compressed tablet dosage form of cysteamine bitartrate, which will be appropriate for the expected dose levels for NASH patients, anticipated to be significantly lower than the DR Cysteamine dosage for cystinosis patients.  The Company plans to file an IND with the FDA by mid-2011 for a Phase 2b clinical trial to start when funding for this trial becomes available. In this regard, the Company is exploring partnering opportunities and potential grant support for the Phase 2b clinical trial.

ConviviaTM

The Company completed its first out-licensing agreement of ConviviaTM with Uni Pharma Co., Ltd in Taiwan in June 2010. Raptor has ongoing discussions with other Asian companies to potentially develop ConviviaTM further in various Asian markets.

About Cystinosis

Cystinosis is an inborn metabolic error characterized by the abnormal transport of cystine, an amino acid, out of the lysosomes. Failure to treat cystinosis can cause serious health consequences, including renal failure and resultant kidney transplant, growth failure, rickets, photophobia and blindness. Symptom onset typically occurs within the first year of life, when cystine crystals accumulate in various tissues and organs, including the kidneys, brain, liver, thyroid, pancreas, muscles and eyes.

About Cysteamine and DR Cysteamine

Immediate-release cysteamine bitartrate is approved for sale by the FDA and EMA to treat cystinosis, a rare, genetic lysosomal storage disease. DR Cysteamine is Raptor’s proprietary enteric-coated, microbead formulation of cysteamine bitartrate in gelatin capsules designed to potentially reduce dosing frequency and gastrointestinal side effects.

In December 2007, Raptor obtained an exclusive, worldwide license from UCSD for the development of cysteamine and DR Cysteamine for a number of potential indications including Huntington’s Disease, cystinosis, NASH and Batten Disease.

About Raptor Pharmaceutical Corp.

Raptor Pharmaceutical Corp. (NASDAQ: RPTP) (“Raptor”) is dedicated to speeding the delivery of new treatment options to patients by working to improve existing therapeutics through the application of highly specialized drug targeting platforms and formulation expertise. Raptor focuses on underserved patient populations where it can have the greatest potential impact. Raptor currently has product candidates in clinical development designed to potentially treat nephropathic cystinosis, non-alcoholic steatohepatitis (“NASH”), Huntington’s Disease (“HD”),  aldehyde dehydrogenase (“ALDH2”) deficiency, and a non-opioid solution designed to potentially treat chronic pain.

Raptor’s preclinical programs are based upon bioengineered novel drug candidates and drug-targeting platforms derived from the human receptor-associated protein (“RAP”) and related proteins that are designed to target cancer, neurodegenerative disorders and infectious diseases.

For additional information, please visit www.raptorpharma.com.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operation or future financial performance, including, but not limited to the following statements: that the Company anticipates that its cash and cash equivalents will support planned operations and its planned clinical development programs into December 2011; that over the next 18 months, the majority of the Company’s resources will be devoted to completing what Raptor believes to be the final development phase of DR Cysteamine for cystinosis; that Raptor will successfully complete its ongoing Phase 3 clinical trial in 2010 and file NDA submission in 2011;  that Raptor will be prepared for and will execute commercial launch of DR Cysteamine for cystinosis in 2012; that Raptor will enroll 30 cystinosis patients in the Phase 3 clinical trial and that the treatment period for each patient will be 9 weeks; that all cystinosis patients enrolled in Raptor’s Phase 3 clinical trial will continue on DR Cysteamine in an extension study following the Phase 3 treatment period; that Raptor’s European clinical sites will begin enrolling patients mid-September; that the Company expects to complete patient enrollment in the next few months and anticipates that all patients will have completed the treatment period by the end of 2010; that Raptor will file an EMA submission for registration in the EU concurrent with its US submission to the FDA for DR Cysteamine for the treatment of  cystinosis, if the Phase 3 clinical trial results are successful; that Raptor anticipates the Phase 2 study using DR Cysteamine in 96 Huntington’s Disease patients will start in the third quarter of 2010; that Raptor will successfully supply the DR Cysteamine for the Huntington’s Disease clinical trial; that the Company will be developing a commercial-ready formulation of DR Cysteamine for NASH; that the NASH dose level will be significantly lower than the DR Cysteamine dosage for cystinosis patients; that the Company plans to filing an IND with FDA by mid-2011 for a Phase 2b clinical trial in NASH; that funds to start the NASH Phase 2b clinical trial will be available, if at all; that Raptor will be successful in licensing ConviviaTM to other Asian companies; that DR Cysteamine will reduce dosing frequency and gastrointestinal side effects in cystinosis patients; and that Raptor will be able  to successfully develop DR Cysteamine or any of its other product candidates. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from these forward-looking statements. Factors which may significantly change or prevent the Company’s forward looking statements from fruition include that Raptor may be unsuccessful in developing any products or acquiring products; that Raptor’s technology may not be validated as it progresses further and its methods may not be accepted by the scientific community; that Raptor is unable to retain or attract key employees whose knowledge is essential to the development of its products; that unforeseen scientific difficulties develop with the Company’s process; that Raptor’s patents are not sufficient to protect essential aspects of its technology; that competitors may invent better technology; that Raptor’s products may not work as well as hoped or worse, that the Company’s products may harm recipients; and that Raptor may not be able to raise sufficient funds for development or working capital. As well, Raptor’s products may never develop into useful products and even if they do, they may not be approved for sale to the public. Raptor cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in the Company’s filings from time to time with the Securities and Exchange Commission (the “SEC”), which Raptor strongly urges you to read and consider, including Raptor’s current report on Form 8-K filed with the SEC on February 5, 2010; and Raptor’s quarterly report on Form 10-Q filed with the SEC on July 15, 2010, all of which are available free of charge on the SEC’s web site at http://www.sec.gov.  Subsequent written and oral forward-looking statements attributable to Raptor or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in Raptor’s reports filed with the SEC. Raptor expressly disclaims any intent or obligation to update any forward-looking statements.

For more information, please contact:

Trout Group (investors)
Lauren Glaser
(646) 378-2972
lglaser@troutgroup.com

The Ruth Group (media)
Jason Rando
(646) 536-7025
jrando@theruthgroup.com